As filed with the Securities and Exchange Commission on November 5, 2003
Registration No. 333-107779

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1
TO
Form S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware		52-2013874
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)
11600 Sallie Mae Drive Reston, VA 20193 (703) 810-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne M. Keler, Esq.

Executive Vice President and General Counsel
SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Diana de Brito, Esq.

Cadwalader, Wickersham & Taft LLP
1201 F Street, N.W.
Washington D.C. 20004
(202) 862-2200

      Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering:     ☐

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to	Offering Price	Aggregate Offering	Amount of
to be Registered	be Registered	Per Unit	Price(1)	Registration Fee(2)

Floating Rate Convertible Senior Debentures due 2035	$2,000,000,000	100%	$2,000,000,000	$161,800

Common Stock, par value $0.20 per share	53,050,200 shares(3)	(3)	(3)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.

(2)	The registrant previously paid the Commission a filing fee of $161,800 in connection with the initial filing of this registration statement.

(3)	The number of shares of common stock registered hereunder is based upon the maximum number of shares of common stock issuable upon conversion of the debentures being registered hereunder which is at the rate of 26.5251 shares of common stock per $1,000 principle amount at maturity of the debentures. Pursuant to Rule 416 under the Securities Act, this registration statement also registers such additional number of shares of the registrant’s common stock as may become deliverable upon conversion of the debentures to prevent dilution resulting from stock splits, stock dividends, recapitalization and similar events.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received by the registrant in connection with the exercise of the conversion privilege.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

$2,000,000,000
Floating Rate Convertible Senior Debentures due 2035

          We issued $2,000,000,000 original principal amount of the debentures on May 20, 2003 in a private placement. This prospectus will be used by the selling securityholders named in this prospectus or in amendments to this prospectus to resell from time to time the debentures and any shares of our common stock issuable upon conversion of the debentures.

      The following describes some of the terms of the debentures:

•	Until July 25, 2007, the debentures will bear regular interest, payable quarterly in arrears, at an annual rate equal to 3-month LIBOR, reset quarterly, minus .05%. Such rate will never be less than 0% per annum. After July 25, 2007, we will not pay regular interest on the debentures. Instead, unless the debentures are remarketed, the original principal amount of each debenture will be increased at the same LIBOR-based rate, reset quarterly, and on July 25, 2035 a holder will receive the accreted principal amount.

•	Under limited circumstances, holders may convert each debenture into 15.1572 shares of our common stock, subject to adjustment. See “Description of Debentures — Conversion Rights.”

•	On July 25, 2007 and every four years thereafter, if the price of our common stock is less than the conversion price (initially $65.98), holders may elect to have their debentures remarketed. Upon a successful remarketing, the yield on the debentures and conversion rate will be reset.

•	We may redeem for cash all or a portion of the debentures on or after July 25, 2007. However, if the debentures are remarketed, they will not be redeemable at our option until on or after the next remarketing reset event date occurring four years thereafter.

•	We will pay contingent interest as described under “Description of Debentures — Contingent Interest” after July 25, 2007 only if the average trading price of the debentures reaches specified thresholds, the debentures are immediately convertible and the debentures are then redeemable at our option.

      The selling securityholders may sell all or a portion of the debentures or common stock in market transactions, negotiated transactions or otherwise and at prices which will be determined by the prevailing market or negotiated price. The selling securityholders also may sell all or a portion of the shares of common stock from time to time on the New York Stock Exchange. The selling securityholders will receive all of the proceeds from the sale of the debentures and the common stock.

      Our common stock is listed on the New York Stock Exchange under the symbol “SLM.”

      Investing in the debentures involves risks. See “Risk Factors Relating to the Debentures” beginning on page 7.

       Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is November      , 2003

TABLE OF CONTENTS

Where You Can Find More Information	i

Incorporation of Documents by Reference	ii

Forward-Looking Statements	ii

Summary	1

Risk Factors Relating to the Debentures	6

Use of Proceeds	8

Ratio of Earnings to Fixed Charges	8

Price Range and Dividend History of Our Common Stock	9

Capitalization	10

Description of Debentures	11

Description of Our Capital Stock	33

Material U.S. Federal Income Tax Considerations	34

Selling Securityholders	40

Plan of Distribution	43

Legal Matters	45

Experts	45

      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that any information provided by other sources is accurate or complete. This prospectus summarizes documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the debentures, including the merits and risks involved.

      We are not making any representation to any purchaser of the debentures regarding the legality of an investment in the debentures by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the debentures.

      References in this prospectus to “we,” “us,” “our” and “SLM” refer to SLM Corporation, a Delaware corporation, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public facilities in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005 or at our web site at http://www.salliemae.com.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are “incorporating by reference” into this prospectus some of the documents that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any subsequently filed document that is incorporated by reference. The documents we are incorporating by reference into this prospectus contain important information about us and our finances. Specifically, we incorporate by reference:

•	our annual report of Form 10-K for the fiscal year ended December 31, 2002, which we filed on March 27, 2003;

•	our quarterly report on Form 10-Q for the first fiscal quarter ended March 31, 2003, which we filed on May 13, 2003;

•	our quarterly report on Form 10-Q for the second fiscal quarter ended June 30, 2003, which we filed on August 13, 2003;

•	the description of our common stock on our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description; and

•	our current reports on Form 8-K, which we filed on May 29, 2003, January 28, 2003 and January 17, 2003.

      All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the end of the offering under this prospectus are also deemed to be incorporated herein by reference and automatically will update information included in or previously incorporated by reference in this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in that filing.

      Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Except as required by law, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

ii

      You should understand that the following important factors, among other things, could cause our results to differ materially from those expressed in forward-looking statements:

•	changes in terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

•	changes in the general interest rate environment and in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

iii

SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

SLM Corporation

      SLM Corporation and its subsidiaries are the nation’s leading private source of funding, servicing and support for higher education loans for students and their parents. We presently conduct a majority of our business through two wholly owned entities: the Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing L.P., a Delaware limited partnership. The Student Loan Marketing Association must be liquidated by September 30, 2008, except under very limited circumstances. We intend to wind down the Student Loan Marketing Association by September 30, 2006.

      We derive most of our income from interest earnings or “spread income” from our portfolio of student loans. As we have grown our business, fee income from loan and guarantee servicing and other operations such as debt management operations has become an increasingly important source of earnings. We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.

      Our principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and our telephone number is (703) 810-3000.

Debentures	$2,000,000,000 aggregate original principal amount of Floating Rate Convertible Senior Debentures due 2035. Each debenture was originally issued at a price of 100% of the original principal amount of $1,000 per debenture.

Stated Maturity	July 25, 2035.

Payment at Maturity	On July 25, 2035, the stated maturity date of the debentures, a holder will receive the accreted principal amount per debenture, which will be equal to the original principal amount of $1,000 per debenture increased daily by a variable yield, which until July 25, 2007 will be 0% per annum and, unless a remarketing reset event occurs, beginning on July 25, 2007, the yield will be reset quarterly to a rate of 3-month LIBOR minus .05% per annum, until any remarketing reset event occurs. Regardless of the level of 3-month LIBOR, however, this yield will not be less than 0% per annum. If a remarketing reset event occurs, the principal amount of the debentures will accrete daily at the yield described under “Description of Debentures — Remarketing Reset Event.”

Regular Interest	The debentures will bear regular interest to but excluding July 25, 2007 at an annual rate equal to 3-month LIBOR, reset quarterly, minus .05%; provided that the interest rate on the debentures will not be less than 0% per annum. Regular interest will be payable quarterly in arrears on January 25, April 25, July 25 and October 25 of each year, each an “interest payment date,” until July 25, 2007.

After July 25, 2007, we will not pay regular interest on the debentures.

Conversion Rights	For each $1,000 original principal amount of debentures surrendered for conversion, if the conditions for conversion are satisfied, you will receive 15.1572 shares of our common stock, the “conversion rate,” subject to adjustment.

A holder may convert such holder’s debentures into a number of shares of our common stock equal to the conversion rate under the following circumstances:

• during any calendar quarter if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price (initially 130% of $65.98, or $85.77) as of the last day of such calendar quarter;

• during any period in which the credit rating assigned to the debentures by S&P is below BBB+, or the credit rating assigned to the debentures by Moody’s is below Baa1, or the credit rating assigned to the debentures by Fitch is below BBB+ or no rating is assigned to the debentures by any two of S&P, Moody’s and Fitch;

• during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate on each such day;

• if such debentures have been called for redemption; or

• upon the occurrence of corporate transactions described under “Description of Debentures — Conversion Rights — Conversion Rights Upon Occurrence of Certain Corporate Transactions.”

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and common stock. If we elect to pay holders cash for their debentures, the payment will be based on the average of the closing sale price of our common stock for a five trading day period starting the third trading day following the conversion date of the debentures.

If we have not given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, we must give notice of our election to deliver cash not more than two business days after the conversion date.

The ability to surrender debentures for conversion will expire at the close of business on the stated maturity date of the debentures, unless they have previously been redeemed or repurchased. See “Description of Debentures — Conversion Rights.”

If the debentures are remarketed, as described below, the conditions to conversion must be satisfied thereafter or the debentures may not be converted.

Contingent Interest	We will pay contingent interest to holders of the debentures in the amounts set forth in “Description of Debentures — Contingent Interest” during any three-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the three-month period beginning July 25, 2007, only if (1) the average trading price of the debentures for a five trading day measurement period immediately preceding the beginning of the applicable three-month period equals 130% or more of the accreted principal amount of the debentures, (2) the debentures are immediately convertible by their terms on the first day of such measurement period and (3) the debentures are then redeemable at our option. If (1) the average trading price of the debentures for the same five trading day measurement period equals 200% or more of the accreted principal amount of the debentures, (2) the debentures are immediately convertible by their terms on the first day of such measurement period and (3) the debentures are then redeemable at our option, we will pay for any applicable three-month period an additional amount of contingent interest equal to .0625% of the average trading price of a debenture for such five trading day measurement period. For example, if the debentures are successfully remarketed on any remarketing reset event date, they will not be redeemable at our option for the next four years and no contingent interest will be payable during that time. Any contingent interest will be payable on the interest payment date at the end of the relevant three-month period.

Remarketing Reset Event	A remarketing reset event will occur if the applicable stock price, which is the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately preceding July 25 of 2007, 2011, 2015, 2019, 2023, 2027 or 2031, each a remarketing reset event date, is less than the conversion price.

Upon a remarketing reset event, the conversion rate and the yield on the debentures will be reset and a holder of debentures will not have the right to require us to repurchase the debentures on that date, except in limited circumstances. The conversion rate on the debentures will be reset on each remarketing reset event date to equal the accreted principal amount of the debentures on that date divided by 175% of the applicable stock price; provided that in no event will the conversion rate exceed 26.5251 shares of our common stock per debenture, subject to adjustment. The yield of the debentures will be reset to 3-month LIBOR adjusted by an applicable spread such that the proceeds from the remarketing of the debentures, net of any remarketing fee, will be 100% of their accreted principal amount; provided that the yield will not be less than 0% per annum. Each holder of debentures will have the right to elect to have such debentures remarketed on any remarketing reset event date. The “conversion price” is, as of any date of determination, a dollar amount (initially $65.98) derived by dividing the accreted principal amount (which will be $1,000 until July 25, 2007) by the conversion rate then in effect.

If a remarketing of the debentures is required on any remarketing reset event date but the remarketing is not successful, each holder of debentures has the right to require us to purchase for cash all or a portion of such holder’s debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. If less than $50 million aggregate original principal amount of the debentures are to be remarketed in any remarketing, or the debentures are not successfully remarketed on any remarketing reset event date, the conversion rate will be adjusted as described above and the yield on the debentures will be reset to the rate equal to 3-month LIBOR, adjusted by an applicable spread necessary, in the judgment of the remarketing agent based on bids from at least three independent nationally recognized securities dealers selected by the remarketing agent, for the debentures to trade at a price equal to 100% of their accreted principal amount.

If we give notice of redemption of debentures prior to a remarketing reset event date, then no remarketing of those debentures will occur and the terms of those debentures will not be reset.

Redemption of Debentures at Our Option	We may redeem for cash all or a portion of the debentures at any time on or after July 25, 2007 at a price equal to 100% of the accreted principal amount of the debentures to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. However, if the debentures are remarketed they will not be redeemable at our option until on or after the next remarketing reset event date. Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption. See “Description of Debentures — Redemption of Debentures at Our Option.”

Purchase of Debentures by Us at the Option of Holder	Unless a successful remarketing occurs on such date, holders may require us to purchase all or a portion of their debentures on July 25, 2007, 2011, 2015, 2019, 2023, 2027 and 2031 at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, if the debentures are not immediately convertible on such date. If a remarketing is not successful or does not occur because we give notice of redemption, then holders may require us to purchase all or a portion of their debentures. See “Description of Debentures — Purchase of Debentures by Us at the Option of Holder.”

Change in Control	Upon a change in control (as defined in the indenture governing the debentures) of SLM Corporation occurring at any time before July 25, 2035, each holder may require us to purchase all or a portion of such holder’s debentures for cash at a price equal to

100% of the accreted principal amount of the debentures to be purchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of Debentures — Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

Ranking	The debentures are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the liabilities of our subsidiaries, including existing and future indebtedness of the Student Loan Marketing Association.

Sinking Fund	None.

U.S. Federal Income Taxation	The debentures will be treated as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest on the debentures, you will be required to include ordinary original issue discount income in your gross income for U.S. federal income tax purposes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the debentures at the rate of 5.625% per year, compounded quarterly. United States holders will be required to accrue this original issue discount income on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the debentures are outstanding.

You also will recognize gain or loss on the sale, exchange, conversion or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, exchange, conversion or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material U.S. Federal Income Tax Considerations.”

DTC Eligibility	The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Debentures — Book-Entry System.”

NYSE Symbol for Our Common Stock	“SLM”

RISK FACTORS RELATING TO THE DEBENTURES

      Your investment in the debentures involves risks. You should carefully consider the following risks, as well as the other information included or incorporated by reference in this prospectus, before investing in the debentures.

Your right to receive payments on these debentures will be effectively subordinated to the rights of any future secured creditors. The debentures, in other circumstances, may effectively be subordinated to any existing and future liabilities of us or our subsidiaries.

      The debentures represent unsecured obligations of SLM Corporation. Accordingly, holders of any future secured indebtedness will have claims that are superior to your claims as holders of the debentures to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a superior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the debentures. Holders of the debentures will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the debentures, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of debentures may receive less, ratably, than holders of secured indebtedness.

      The Student Loan Marketing Association may pay dividends to us so long as at the time of the declaration of such dividends, after giving effect to the payment of such dividends as of the date of the declaration, the Student Loan Marketing Association’s capital would be in compliance with a minimum statutory capital adequacy ratio as well as a supplementary risk-based capital formula.

      Furthermore, if we fail to deliver our common stock upon conversion of a debenture and thereafter become the subject of bankruptcy proceedings, a holder’s claim for damages arising from our failure could be subordinated to all of our existing and future obligations.

We may not be able to pay cash dividends in the future.

      On May 29, 2003 we doubled the dividend on our common stock from $0.25 per share to $0.51 per share. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors, including the ability of our subsidiaries to make distributions to us, which ability, in the case of the Student Loan Marketing Association, is restricted in the manner described above.

We may not have the ability to purchase debentures at the option of the holders or upon a change in control or to raise the funds necessary to finance the purchases.

      On July 25, 2007, 2011, 2015, 2019, 2023, 2027 and 2031 holders of the debentures may require us to purchase their debentures. However, it is possible that we would not have sufficient funds at that time to make the required purchase of debentures. We may be required to pay all or a portion of the purchase price in shares of our common stock, subject to satisfying the conditions in the indenture for making such payments. If we were unable to satisfy the conditions in the indenture to use shares of our common stock to pay the purchase price, we could be in default of our obligations on the debentures. In addition, if a holder requires us to purchase all or a portion of its debentures and we elect to deliver shares of our common stock, and we then become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its debentures, and a holder’s claim may be subordinated to all of our existing and future obligations.

      In addition, we will be required to offer to purchase all outstanding debentures if there is a failed remarketing. However, it is possible that we will not have sufficient funds available at any such time to make the required repurchase of debentures and restrictions in our other indebtedness outstanding in the future may not allow any such repurchase.

You should consider the U.S. federal income tax considerations of owning the debentures.

      The debentures will be treated as debt instruments subject to the U.S. federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest on the debentures, you will be required to include original issue discount in your gross income for U.S. federal income tax purposes. For U.S. federal income tax purposes, this original issue discount income will accrue from the original issue date of the debentures at the rate of 5.625% per year, compounded quarterly. U.S. holders will be required to accrue this original issue discount on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. holder will recognize taxable income in excess of cash interest received while the debentures are outstanding.

      You will recognize gain or loss on the sale, exchange, conversion or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or retirement, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the debenture. Any gain recognized by you on the sale, exchange, conversion or retirement of a debenture generally will be ordinary interest income; any loss will generally be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. See “Material U.S. Federal Income Tax Considerations.”

No active trading market exists for the debentures.

      There is currently no existing public market for the debentures. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that you will be able to sell your debentures. Although the initial purchasers in the offering made pursuant to Rule 144A under the Securities Act informed us that they intended to make a market in the debentures, such initial purchasers are not obligated to do so and may discontinue their market-making at any time without notice.

      Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the debentures, regardless of our prospects or financial performance.

USE OF PROCEEDS

      The selling securityholders will receive all of the net proceeds from the sale of the debentures or the shares of common stock sold under this prospectus. We will not receive any of such proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 2002 and the six month periods ended June 30, 2002 and June 30, 2003.

						Six Months
						Ended

	Years Ended December 31,					June 30,

	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges(1)	1.38	1.34	1.24	1.27	2.0	2.34	3.46

(1)	For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges. Fixed charges represent interest expense plus the estimated interest component of net rental expense.

PRICE RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

      Our common stock is quoted on the New York Stock Exchange under the symbol “SLM.” On October 31, 2003, the last reported bid price of the common stock on the NYSE was $39.15 per share. The following table sets forth for the periods indicated below the high and low sale information for our common stock as listed on the NYSE, and dividends paid, for each quarterly period during the fiscal years 2001, 2002 and 2003.

			Dividend
	High	Low	Paid

Fiscal Year Ended December 31, 2001

Quarter ended March 31.	$25.50	$18.62	$0.058

Quarter ended June 30.	25.18	21.18	0.058

Quarter ended September 30.	28.20	24.36	0.058

Quarter ended December 31.	29.33	26.82	0.066

Fiscal Year Ended December 31, 2002

Quarter ended March 31.	$33.08	$25.67	$0.067

Quarter ended June 30.	33.28	30.10	0.067

Quarter ended September 30.	33.02	26.58	0.067

Quarter ended December 31.	35.65	30.87	0.083

Fiscal Year Ended December 31, 2003

Quarter ended March 31.	$37.72	$33.73	$0.083

Quarter ended June 30	42.92	36.32	0.172

      On May 15, 2003, our stockholders approved a proposal to increase the number of authorized shares of our common stock from 375,000,000 shares to 1,125,000,000 shares. In May 2003 the Board of Directors approved a three-for-one split of the Company’s stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, to all shareholders of record on June 6, 2003.

      The share and per share information in this prospectus gives effect to the stock split.

CAPITALIZATION

      The following table sets forth our capitalization at June 30, 2003 on an actual basis. You should read this table together with our financial statements and accompanying notes incorporated by reference in this prospectus. Amounts are in thousands, except share and per share amounts.

June 30, 2003

Actual

Borrowed funds:

Short-term borrowings	$24,619,758

Long-term borrowings	28,049,326

Total borrowed funds	52,669,084

Stockholders’ equity:

Preferred stock, Series A, par value $.20 per share, 20,000,000 shares authorized:

3,300,000 shares issued at stated value of $50 per share	165,000

Common stock, par value $.20 per share, 1,125,000,000 shares authorized:

638,983,455 shares issued(a)	127,797

Additional paid-in capital	1,359,082

Accumulated other comprehensive income, net of tax	689,220

Retained earnings	3,386,218

Stockholders’ equity before treasury stock	5,727,317

Common stock held in treasury at cost: 188,490,732 shares	3,361,145

Total stockholders’ equity	2,366,172

Total capitalization	55,035,256

(a)	The number of shares of issued and outstanding common stock does not include: (1) shares issuable upon conversion of the debentures offered hereby; (2) 14.6 million shares available for grants of awards under our stock option plans; and (3) 47.5 million shares issuable upon exercise of outstanding stock options and restricted stock units.

DESCRIPTION OF DEBENTURES

      We issued the debentures under an indenture, dated as of May 20, 2003, between us and JPMorgan Chase Bank, as trustee.

      The following summary is not complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request, because they and not this description define your rights in respect of the debentures. As used in this description, all references to “SLM Corporation,” “SLM,” “we,” “us” or “our” mean SLM Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, any of its subsidiaries.

General

      The debentures are limited to $2,000,000,000 aggregate original principal amount and are issued only in registered form without coupons in denominations of $1,000 original principal amount and any integral multiple of $1,000 above that amount. We use the term “debenture” in this prospectus to refer to each $1,000 original principal amount of debentures. The debentures will mature on July 25, 2035. On the maturity date of the debentures, a holder will receive the accreted principal amount of a debenture. The accreted principal amount will equal the original principal amount of $1,000 per debenture increased by a variable yield, which until July 25, 2007 will be 0% per annum and, unless a remarketing reset event occurs, commencing on July 25, 2007 will be reset quarterly to a rate of 3-month LIBOR minus .05% per annum. Regardless of the level of 3-month LIBOR, however, this yield will not be less than 0% per annum.

      The principal amount of the debentures will accrete daily beginning July 25, 2007 at the applicable yield, compounded quarterly. The yield will be calculated using the actual number of days elapsed from and including the LIBOR reset date, to but excluding the next succeeding LIBOR reset date, divided by 360 days. If a remarketing reset event occurs, the principal amount of the debentures will accrete daily at the yield described under “— Remarketing Reset Event” below, compounded quarterly. The rate of accretion will be applied to the accreted principal amount per debenture as of the day preceding the most recent yield reset date.

      The debentures bear regular interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus .05% (but not less than 0%) on the original principal amount from May 20, 2003, or from the most recent date to which regular interest has been paid or provided for, until July 25, 2007 for all interest periods other than the initial interest period. For the initial interest period from and including May 20, 2003 to but excluding July 25, 2003, the regular interest rate on the debentures was 1.2487% per annum.

      Regular interest will be payable quarterly in arrears on January 25, April 25, July 25 and October 25 of each year, each an interest payment date, beginning July 25, 2003, to the person in whose name a debenture is registered at the close of business on the January 10, April 10, July 10 or October 10, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a record date. Each payment of regular interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date of the debentures) to but excluding the applicable interest payment date. Regular interest on the debentures will be computed using the actual number of days in the interest period divided by 360.

      From and after July 25, 2007, we will not pay regular interest. Contingent interest, if any, as described below under “— Contingent Interest,” will be payable in addition to the accreted principal amount.

      If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier redemption date or purchase date) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the stated maturity date, redemption date or purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” or “New York City business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

      The debentures are redeemable prior to maturity only on or after July 25, 2007 and as described below under “— Redemption of Debentures at Our Option,” and do not have the benefit of a sinking fund. Principal of and interest on the debentures will be payable at the office of the paying agent, which initially will be JPMorgan Chase Bank. If certain conditions have been satisfied, the debentures may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being JPMorgan Chase Bank. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled.

      The debentures are debt instruments subject to the contingent payment debt regulations. The debentures were issued with original issue discount for U.S. federal income tax purposes. Even if we do not pay any regular or contingent interest on the debentures, holders will be required to include accrued tax original issue discount in their gross income for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

      3-month LIBOR

      Prior to July 25, 2007, the annual rate of regular interest payable on the debentures will be reset on each interest payment date. Beginning on July 25, 2007, the yield on the debentures will be reset on each LIBOR reset date but no cash interest will be paid. We refer to each January 25, April 25, July 25 and October 25 as a LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day.

      As the calculation agent, we will determine 3-month LIBOR on the day that is two London and New York City business days before the related LIBOR reset date, which we refer to as the LIBOR determination date.

      “3-month LIBOR” means:

(a)	the rate for three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date; or

(b)	if no rate appears on Moneyline Telerate Page 3750, LIBOR will be determined on the basis of the offered rates at which U.S. dollar deposits having a maturity of three months, beginning on the LIBOR reset date in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR determination date to leading banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that LIBOR determination date will be the average of those quotations; or

(c)	if fewer than two quotations are provided as described above, LIBOR will be the average of the rates quoted by three major banks at approximately 11:00 a.m., in New York City, on that LIBOR determination date for loans in U.S. dollars to leading European banks having a maturity of three months, beginning on the relevant LIBOR reset date. The calculation agent will select the three banks referred to above; or

(d)	if fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that LIBOR determination date.

      Interest on the debentures is calculated using an actual/360 accrual method, which means that interest will be calculated on the actual number of days elapsed in an interest period and an assumed year of 360 days.

      “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “London business day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

Ranking of Debentures

      The debentures are unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the indebtedness and liabilities of our subsidiaries, including existing and future indebtedness of Student Loan Marketing Association.

Conversion Rights

      A holder may convert debentures into common stock only if at least one of the conditions for conversion described below is satisfied. The ability to surrender debentures for conversion will expire at the close of business on the maturity date of the debentures, unless they have previously been redeemed or purchased. In addition, a holder may convert a debenture only until the close of business on the business day immediately preceding the redemption date if we call a debenture for redemption. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the debentures may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. If the debentures are remarketed the conditions to conversion must be satisfied thereafter or the debentures may not be converted.

      If the conditions for conversion are satisfied, a holder will receive 15.1572 shares of our common stock, subject to adjustment upon the occurrence of the events described below and upon the occurrence of any remarketing reset event. A holder of a debenture otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the right to deliver shares of our common stock, cash or a combination of cash and shares of our common stock, as described below. Notwithstanding the foregoing, in no event will the conversion rate exceed 26.5251 shares of our common stock per debenture, subject to anti-dilution adjustments, which we refer to as the maximum conversion rate.

      Conversion Rights Based on Common Stock Price. A holder may surrender debentures for conversion into shares of our common stock at any time after September 30, 2003 during a calendar quarter if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price (initially 130% of $65.98, or $85.77) as of the last day of such calendar quarter. We refer to this as the “conversion trigger price.”

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded.

      The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

      The accreted principal amount of a debenture will be equal to the original principal amount of $1,000 per debenture increased daily by a variable yield, which until July 25, 2007 will be 0% per annum and, unless a remarketing reset event occurs, beginning on July 25, 2007, the yield will be reset quarterly on each LIBOR reset date to a rate of 3-month LIBOR minus .05% per annum, compounded quarterly, until a remarketing reset event occurs. Regardless of the level of 3-month LIBOR, however, this yield will never be less than 0% per annum. Because the conversion price of a debenture at any time is dependent upon the accreted principal amount of a debenture at that time, the conversion trigger price per share of our common stock, which is based on the conversion price, for periods ending after July 25, 2007 cannot be determined at this time. The following table indicates what the conversion trigger prices would be for the quarter ended September 30 of each year, beginning 2007, assuming the yield on the debentures was a constant 2.00%, 5.00% and 8.00% from July 25, 2007 to maturity. This table represents an example of only three possibilities, and you should realize that because LIBOR, and therefore the yield of the debentures, will fluctuate, the conversion price, and therefore the conversion trigger price, will differ, and may differ significantly, from the amounts shown below.

Hypothetical Conversion Trigger Prices

	Assuming 2.00% Yield		Assuming 5.00% Yield		Assuming 8.00% Yield

		Conversion		Conversion		Conversion
	Conversion	Trigger	Conversion	Trigger	Conversion	Trigger
Quarter Ending September 30,	Price	Price	Price	Price	Price	Price

2007	$65.98	$85.77	$65.98	$85.77	$65.98	$85.77

2008	67.24	87.41	69.17	89.91	71.13	92.47

2009	68.61	89.19	72.74	94.56	77.08	100.21

2010	70.01	91.02	76.50	99.45	83.53	108.58

2011	71.44	92.88	80.45	104.58	90.51	117.66

2012	72.91	94.78	84.62	110.00	98.10	127.53

2013	74.40	96.72	88.99	115.69	106.30	138.19

2014	75.92	98.69	93.59	121.66	115.19	149.75

2015	77.47	100.71	98.42	127.95	124.82	162.27

2016	79.06	102.77	103.52	134.58	135.29	175.87

2017	80.67	104.87	108.87	141.53	146.60	190.58

2018	82.32	107.02	114.49	148.84	158.85	206.51

2019	84.00	109.20	120.41	156.53	172.14	223.78

2020	85.72	111.44	126.65	164.64	186.57	242.54

2021	87.47	113.72	133.19	173.15	202.17	262.82

2022	89.26	116.04	140.07	182.10	219.07	284.79

2023	91.09	118.41	147.31	191.50	237.39	308.61

2024	92.95	120.84	154.94	201.43	257.29	334.48

2025	94.85	123.31	162.95	211.83	278.81	362.45

2026	96.79	125.83	171.37	222.78	302.12	392.75

2027	98.77	128.40	180.22	234.29	327.38	425.59

2028	100.79	131.03	189.56	246.43	354.83	461.28

	Assuming 2.00% Yield		Assuming 5.00% Yield		Assuming 8.00% Yield

		Conversion		Conversion		Conversion
	Conversion	Trigger	Conversion	Trigger	Conversion	Trigger
Quarter Ending September 30,	Price	Price	Price	Price	Price	Price

2029	$102.85	$133.70	$199.35	$259.16	$384.50	$499.85

2030	104.95	136.44	209.65	272.55	416.65	541.64

2031	107.10	139.22	220.48	286.63	451.48	586.93

2032	109.29	142.08	231.91	301.48	489.34	636.14

2033	111.52	144.98	243.89	317.06	530.25	689.33

2034	113.80	147.94	256.49	333.44	574.59	746.96

2035	116.13	150.96	269.74	350.66	622.63	809.42

*	This table assumes no events have occurred that would require an adjustment to the conversion rate except for the 3-for-1 stock split effective June 20, 2003 and no remarketing reset event occurs.

      Conversion Rights Upon Credit Rating Events. During any period in which (1) the credit rating assigned to the debentures by S&P is below BBB+, (2) the credit rating assigned to the debentures by Moody’s is below Baa1, (3) the credit rating assigned to the debentures by Fitch is below BBB+ or (4) no credit rating is assigned to the debentures by any two of S&P, Moody’s and Fitch, holders may also surrender debentures for conversion into shares of our common stock. The debentures will cease to be convertible pursuant to this paragraph during any period or periods in which all of the credit ratings are increased above such levels.

      Conversion Upon Satisfaction of Trading Price Condition. Holders may surrender their debentures for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate (the “trading price condition”); provided that if, on the date of any conversion pursuant to the trading price condition that is on or after July 25, 2031, the closing sale price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion rate, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the accreted principal amount of your debentures plus accrued and unpaid interest, if any, including contingent interest, if any, as of the conversion date referred to as a “principal value conversion”. If you surrender your debentures for conversion and it is a principal value conversion, we will notify you by the second business day following the date of conversion that it is a principal value conversion and whether we will pay you all or a portion of the accreted principal amount plus accrued and unpaid interest, including contingent interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the closing sale price of our common stock for a five trading day period starting the third trading day following the conversion date of the debentures. We will pay you any portion of the accreted principal amount plus accrued and unpaid interest to be paid in cash and deliver common stock with respect to any portion of the principal amount plus accrued and unpaid interest to be paid in common stock, no later than the third business day following the determination of the average stock price referred to above. The “conversion price” is, as of any date of determination, a dollar amount (initially $65.98) derived by dividing the accreted principal amount (initially $1,000) by the conversion rate then in effect.

      The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 original principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 original principal amount of the debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per debenture will be deemed to be less than 98% of the product of the “closing sale price” of our common stock and the number of shares issuable upon conversion of such debenture.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we will have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of such debenture. At such time, we will instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per such debenture is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such debenture.

      Conversion Rights Upon Notice of Redemption. A holder may surrender debentures called for redemption for conversion into shares of our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time. A debenture for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase the debenture may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange pursuant to which shares of our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion into shares of our common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert a debenture into shares of our common stock will be changed into a right to convert such debenture into the kind and amount of cash, securities or other property of SLM Corporation or another person that the holder would have received if the holder had converted the holder’s debenture immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder’s debentures as described under “— Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

      If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

      Upon determination that debenture holders are or will be entitled to convert their debentures into shares of our common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

Conversion Procedures

      To convert your debenture into common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in debentures evidenced by a global debenture):

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      Upon conversion of debentures, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the debenture is convertible, together with any cash payment for such holder’s fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed:

•	to satisfy our obligation to pay the accreted principal amount of the debenture; and

•	to satisfy our obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the conversion date.

      As a result, increases in the accreted principal amount and unpaid interest, including contingent interest, if any, through the conversion date are deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and prior to the date three business days after the next interest payment date, (2) we have specified a purchase date following a change in control that is during such period or (3) only to the extent of overdue interest, any overdue interest, or overdue contingent interest, if any, exists at the time of conversion with respect to such debenture.

      In lieu of delivery of shares of our common stock upon conversion of any debentures, for all or any portion of the debentures, we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the average of the closing sale price of our common stock for the five trading day period starting the third trading day following the conversion date of the debentures multiplied by the conversion rate in effect on the conversion date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under “— Redemption of Debentures at Our Option.” Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the determination of the average stock price referred to above. If we elect to pay all of such payment in cash, the payment will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under “— Events of Default; Waiver and Notice” below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not pay cash upon conversion of any debentures or portion of the debentures (other than cash for fractional shares).

      For a discussion of the tax treatment for a holder converting debentures, see “Material U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Sale, Exchange, Conversion or Retirement of the Debentures.”

      Conversion Rate Adjustments. The conversion rate will be adjusted for:

•	dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock of SLM;

•	subdivisions, combinations or certain reclassifications of shares of our common stock;

•	distributions to all holders of shares of our common stock of rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average closing sale price for the 10 trading days preceding the declaration date for such distribution;

•	distributions to all holders of shares of our common stock of shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions.

      In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

•	distributions to all holders of shares of our common stock of cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, to the extent that the aggregate cash dividends per share of common stock in any twelve month period exceeds the greater of:

•	the annualized amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of the common stock; and

•	10% of the average of the closing sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend.

      If an adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      To the extent that we adopt a rights plan during the term of the debentures, you will receive, upon conversion of your debentures, in addition to the common stock, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described under the fourth bullet point above, subject to readjustment in the event of the subsequent expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. Federal Income Tax Considerations.”

      We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material U.S. Federal Income Tax Considerations.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Contingent Interest

      We will pay contingent interest to holders of the debentures during any three-month period from and including an interest payment date to but excluding the next interest payment date, commencing with the three-month period beginning July 25, 2007, only if (a) the average trading price of the debentures for a five trading day measurement period immediately preceding the first day of the applicable three-month period equals 130% or more of the accreted principal amount of the debentures, (b) the debentures are immediately convertible on the first day of such measurement period and (c) the debentures are then redeemable at our option. For example, if the debentures are successfully remarketed on any remarketing reset event date, they will not be redeemable at our option for the next four years and no contingent interest will be payable during that time. The amount of contingent interest payable in any interest period will be equal to the conversion rate in effect as of the first day of such interest period multiplied by the payment factor for such interest period. The payment factor for each interest period is set forth in the table below, subject to adjustment for any subdivisions, combinations or certain reclassifications of shares of our common stock.

Interest Period Commencing	Payment Factor*

July 25, 2007	0.37

October 25, 2007	0.37

January 25, 2008	0.40

April 25, 2008	0.40

July 25, 2008	0.40

October 25, 2008	0.40

January 25, 2009	0.44

April 25, 2009	0.44

July 25, 2009	0.44

October 25, 2009	0.44

January 25, 2010	0.49

April 25, 2010	0.49

July 25, 2010	0.49

October 25, 2010	0.49

January 25, 2011	0.54

April 25, 2011	0.54

Interest Period Commencing	Payment Factor*

July 25, 2011	0.54

October 25, 2011	0.54

January 25, 2012	0.59

April 25, 2012	0.59

July 25, 2012	0.59

October 25, 2012	0.59

January 25, 2013	0.65

April 25, 2013	0.65

July 25, 2013	0.65

October 25, 2013	0.65

January 25, 2014	0.71

April 25, 2014	0.71

July 25, 2014	0.71

October 25, 2014	0.71

January 25, 2015	0.78

April 25, 2015	0.78

July 25, 2015	0.78

October 25, 2015	0.78

January 25, 2016	0.86

April 25, 2016	0.86

July 25, 2016	0.86

October 25, 2016	0.86

January 25, 2017	0.95

April 25, 2017	0.95

July 25, 2017	0.95

October 25, 2017	0.95

January 25, 2018	1.04

April 25, 2018	1.04

July 25, 2018	1.04

October 25, 2018	1.04

January 25, 2019	1.15

April 25, 2019	1.15

July 25, 2019	1.15

October 25, 2019	1.15

January 25, 2020	1.26

April 25, 2020	1.26

July 25, 2020	1.26

October 25, 2020	1.26

January 25, 2021	1.39

April 25, 2021	1.39

July 25, 2021	1.39

October 25, 2021	1.39

January 25, 2022	1.53

April 25, 2022	1.53

July 25, 2022	1.53

October 25, 2022	1.53

January 25, 2023	1.68

April 25, 2023	1.68

July 25, 2023	1.68

October 25, 2023	1.68

January 25, 2024	1.85

April 25, 2024	1.85

July 25, 2024	1.85

October 25, 2024	1.85

January 25, 2025	2.04

April 25, 2025	2.04

July 25, 2025	2.04

October 25, 2025	2.04

January 25, 2026	2.24

April 25, 2026	2.24

July 25, 2026	2.24

October 25, 2026	2.24

January 25, 2027	2.46

April 25, 2027	2.46

July 25, 2027	2.46

October 25, 2027	2.46

January 25, 2028	2.71

April 25, 2028	2.71

July 25, 2028	2.71

October 25, 2028	2.71

January 25, 2029	2.98

April 25, 2029	2.98

July 25, 2029	2.98

October 25, 2029	2.98

January 25, 2030	3.28

April 25, 2030	3.28

July 25, 2030	3.28

October 25, 2030	3.28

January 25, 2031	3.61

April 25, 2031	3.61

July 25, 2031	3.61

October 25, 2031	3.61

January 25, 2032	3.97

April 25, 2032	3.97

July 25, 2032	3.97

October 25, 2032	3.97

January 25, 2033	4.36

April 25, 2033	4.36

July 25, 2033	4.36

October 25, 2033	4.36

January 25, 2034	4.80

April 25, 2034	4.80

July 25, 2034	4.80

October 25, 2034	4.80

January 25, 2035	5.28

April 25, 2035	5.28

*	Assumes no adjustment to the payment factor.

      If (a) the average trading price of the debentures for a five trading day measurement period immediately preceding the first day of the applicable three-month period equals 200% or more of the accreted principal amount of the debentures, (b) the debentures are immediately convertible on the first day of such measurement period, and (c) the debentures are redeemable at our option, we will pay an additional amount of contingent interest for any applicable three-month period in an amount equal to .0625% of the average trading price of a debenture for the five trading day measurement period.

      Contingent interest, if any, will accrue from the first day of any interest period and be payable on the interest payment date at the end of the relevant three-month period to holders of the debentures as of the record date relating to such interest payment dates.

      Upon determination that debenture holders will be entitled to receive contingent interest during a relevant three-month period, we will issue a press release and publish such information on our website on the World Wide Web as soon as practicable.

Remarketing Reset Event

      A remarketing reset event will occur if the applicable stock price, which is the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately preceding each remarketing reset event date, is less than the conversion price. Remarketing reset event dates occur on July 25 of 2007, 2011, 2015, 2019, 2023, 2027 and 2031.

      Appointment of Remarketing Agent and Notice to Holders. We will appoint a remarketing agent and enter into a remarketing agreement at least 30 calendar days prior to each remarketing reset event date. Each remarketing agreement will provide that the obligations of the parties are conditioned upon the occurrence of a remarketing reset event. The remarketing agent will be a nationally recognized investment banking firm and will not be one of our affiliates. At this time, our only responsibility with respect to any remarketing reset event is the appointment of the remarketing agent and compliance with the provisions of the indenture.

      We will request, not later than 20 business days prior to the date by which holders must elect to tender debentures in any remarketing, that the depositary notify its participants holding debentures of (i) the potential remarketing, (ii) the procedures a holder must follow to elect to participate in the remarketing and (iii) the date by which such election must be made. Such notice also will set forth the holders’ right to require us to purchase their debentures if such remarketing is not successful as described below. We will issue a press release and publish such information on our website on the World Wide Web.

      Holder Notice to Participate in Remarketing. Each holder of debentures will have the right to elect to participate in a remarketing on any remarketing reset event date. In order to elect to participate in the first remarketing, holders must notify the paying agent on or before the business day prior to the remarketing reset event date of the number of debentures they wish to have remarketed if a remarketing reset event occurs on the remarketing reset event date. Holders must notify the paying agent three business days prior to the applicable remarketing reset event date for any subsequent remarketing.

      Redemption. If we give notice of redemption of debentures prior to a remarketing reset event date, then no remarketing of those debentures will occur, and the terms of the debentures will not be reset. Holders who elected to have debentures remarketed will have the right, which will be deemed to be exercised, to require us to purchase such debentures at 100% of their accreted principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

      Successful Remarketing. Upon a remarketing reset event and effective the related remarketing reset event date, (i) the yield on the debentures will be reset to 3-month LIBOR adjusted by a spread that permits all the debentures tendered for remarketing to be purchased by investors at a price, net of any remarketing fee, equal to 100% of their accreted principal amount; provided that the yield will not be reset to less than 0% per annum; (ii) the conversion rate on the debentures will be reset to equal the accreted principal amount of the debentures on that date divided by 175% of the applicable stock price, provided that in no event will the conversion rate exceed 26.5251 shares of our common stock per debenture, subject to adjustment; (iii) the principal amount of the debentures will accrete daily at the reset yield until the next remarketing reset event date and (iv) a holder of debentures will not have the right to require us to repurchase the debentures except in limited circumstances. The remarketing agent will communicate to the trustee, paying agent and depositing the applicable spread and new conversion rate by approximately 4:30 p.m. New York City time on the remarketing reset event date.

      The remarketing agent will deduct its fee from the proceeds of any remarketing and remit the remaining proceeds, which will be at least 100% of the accreted principal amount of the debentures remarketed, to the holders of debentures participating in such remarketing as promptly as possible following the applicable remarketing reset event date.

      We have covenanted in our indenture to use our reasonable best efforts to effect the remarketing of the debentures as described in this prospectus. If in the judgment of our counsel or counsel to the remarketing agent, a current prospectus or a separate registration statement is required to effect the remarketing of the debentures, we will (i) deliver a current prospectus; (ii) use our reasonable best efforts to ensure that a registration statement covering the full accreted principal amount of debentures to be remarketed on any remarketing reset event date will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process or (iii) effect such remarketing pursuant to Rule 144A under the Securities Act or any other applicable exemption from registration requirements. We do not intend, directly or through our affiliates, to place bids in any remarketing. However, in the event that we and/or one of our affiliates submits a bid for the debentures in a remarketing, we will ensure that a registration statement has been filed and has been declared effective for that remarketing.

      Failed Remarketing. If a remarketing of the debentures is required on any remarketing reset event date but the remarketing is not successful, each holder of debentures will have the right to require us on such remarketing reset event date to purchase for cash all or a portion of such holder’s debentures at 100% of the accreted principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. Each holder must notify the paying agent on or prior to the business day immediately preceding the related remarketing reset event date of the number of debentures it wants us to purchase on such remarketing reset event date in the event of a failed remarketing. Holders who have elected to remarket debentures will be deemed to exercise this purchase right with respect to all such debentures. We will deliver payment for such repurchase as promptly as possible following the applicable remarketing reset event date. The remarketing generally will not be successful if either committed purchasers cannot be obtained for all of the debentures tendered in the remarketing at the new spread, or any committed purchasers default on their purchase obligations.

      If the debentures are not successfully remarketed in a remarketing, the yield on the debentures will be reset to the rate equal to 3-month LIBOR adjusted by an applicable spread necessary, in the judgment of the remarketing agent based on bids from at least three independent nationally recognized securities dealers selected by the remarketing agent, for the debentures to trade at a price equal to 100% of their accreted principal amount. If the remarketing agent is not able to obtain bids from at least three independent nationally recognized securities dealers on a remarketing reset event date, the reset rate will be the reset rate in effect prior to such remarketing, or if no reset rate has previously been determined, the regular interest rate or yield in effect for the debentures immediately prior to the applicable remarketing reset event date.

      If holders elect to remarket less than $50,000,000 aggregate original principal amount of debentures on any remarketing reset event date, no remarketing will take place on such date and the yield of the debentures will be reset as described above. In addition, holders who elected to have debentures remarketed, but only those holders, will have the right, which will be deemed to be exercised, to require us to purchase such debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Redemption of Debentures at Our Option

      Prior to July 25, 2007, the debentures will not be redeemable at our option. Beginning on July 25, 2007, we may redeem the debentures for cash at any time as a whole, or from time to time in part, except that if a remarketing reset event occurs and we have not given notice of redemption of the debentures prior to such remarketing reset event date, the debentures will not thereafter be redeemable at our option until on or after the next remarketing reset event date. The redemption price of a debenture will be the accreted principal amount of such debenture on the redemption date, plus accrued and unpaid interest, if any, to, but excluding, such date. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock in the event that a holder elects to convert debentures in connection with the redemption.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.

      The accreted principal amount of a debenture will be equal to the original principal amount of $1,000 per debenture increased daily by a variable yield, which until July 25, 2007 will be 0% per annum and, unless a remarketing reset event occurs, commencing on July 25, 2007 will be reset quarterly on each LIBOR reset date to a rate of 3-month LIBOR minus .05% per annum. Regardless of the level of 3-month LIBOR, however, this yield will not be less than 0% per annum. Because the redemption price of a debenture at any time is dependent upon the accreted principal amount of a debenture at that time, the redemption price cannot be determined at this time. The following table indicates what the redemption prices would be on each date below if the yield on the debentures was a constant 2.00%, 5.00% and 8.00% from July 25, 2007. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the yield on the debentures will fluctuate, any increases in accreted principal amount and redemption prices will differ, and may differ significantly, from the results below. The redemption price of a debenture redeemed between the dates below would include an additional amount reflecting the additional yield accrued and accrued contingent interest, if any, since the next preceding date in the table.

	Assuming 2.00% Yield			Assuming 5.00% Yield

	(1)	(2)	(3)	(1)	(2)	(3)
	Original			Original
	Principal		Redemption	Principal		Redemption
Redemption Dates	Amount	Accretion	Price (1)+(2)	Amount	Accretion	Price (1)+(2)

July 25, 2007	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00

July 25, 2008	1,000.00	20.49	1,020.49	1,000.00	51.81	1,051.81

July 25, 2009	1,000.00	41.34	1,041.34	1,000.00	106.15	1,106.15

July 25, 2010	1,000.00	62.62	1,062.62	1,000.00	163.30	1,163.30

July 25, 2011	1,000.00	84.33	1,084.33	1,000.00	223.41	1,223.41

July 25, 2012	1,000.00	106.55	1,106.55	1,000.00	286.79	1,286.79

July 25, 2013	1,000.00	129.16	1,129.16	1,000.00	353.28	1,353.28

July 25, 2014	1,000.00	152.23	1,152.23	1,000.00	423.20	1,423.20

July 25, 2015	1,000.00	175.77	1,175.77	1,000.00	496.73	1,496.73

July 25, 2016	1,000.00	199.86	1,199.86	1,000.00	574.27	1,574.27

July 25, 2017	1,000.00	224.38	1,224.38	1,000.00	655.61	1,655.61

July 25, 2018	1,000.00	249.39	1,249.39	1,000.00	741.15	1,741.15

July 25, 2019	1,000.00	274.92	1,274.92	1,000.00	831.11	1,831.11

July 25, 2020	1,000.00	301.04	1,301.04	1,000.00	925.98	1,925.98

July 25, 2021	1,000.00	327.63	1,327.63	1,000.00	1,025.49	2,025.49

July 25, 2022	1,000.00	354.75	1,354.75	1,000.00	1,130.14	2,130.14

July 25, 2023	1,000.00	382.43	1,382.43	1,000.00	1,240.19	2,240.19

July 25, 2024	1,000.00	410.76	1,410.76	1,000.00	1,356.26	2,356.26

July 25, 2025	1,000.00	439.58	1,439.58	1,000.00	1,478.00	2,478.00

July 25, 2026	1,000.00	469.00	1,469.00	1,000.00	1,606.03	2,606.03

July 25, 2027	1,000.00	499.01	1,499.01	1,000.00	1,740.67	2,740.67

July 25, 2028	1,000.00	529.73	1,529.73	1,000.00	1,882.67	2,882.67

July 25, 2029	1,000.00	560.98	1,560.98	1,000.00	2,031.60	3,031.60

July 25, 2030	1,000.00	592.88	1,592.88	1,000.00	2,188.24	3,188.24

July 25, 2031	1,000.00	625.42	1,625.42	1,000.00	2,352.96	3,352.96

July 25, 2032	1,000.00	658.73	1,658.73	1,000.00	2,526.68	3,526.68

July 25, 2033	1,000.00	692.62	1,692.62	1,000.00	2,708.89	3,708.89

July 25, 2034	1,000.00	727.20	1,727.20	1,000.00	2,900.51	3,900.51

July 25, 2035	1,000.00	762.49	1,762.49	1,000.00	3,102.04	4,102.04

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Assuming 8.00% Yield

	(1)	(2)	(3)
	Original
	Principal		Redemption
Redemption Dates	Amount	Accretion	Price (1)+(2)

July 25, 2007	$1,000.00	$0.00	$1,000.00

July 25, 2008	1,000.00	83.85	1,083.85

July 25, 2009	1,000.00	174.47	1,174.47

July 25, 2010	1,000.00	272.67	1,272.67

July 25, 2011	1,000.00	379.08	1,379.08

July 25, 2012	1,000.00	494.71	1,494.71

July 25, 2013	1,000.00	619.69	1,619.69

July 25, 2014	1,000.00	755.11	1,755.11

July 25, 2015	1,000.00	901.86	1,901.86

July 25, 2016	1,000.00	1,061.33	2,061.33

July 25, 2017	1,000.00	1,233.68	2,233.68

July 25, 2018	1,000.00	1,420.44	2,420.44

July 25, 2019	1,000.00	1,622.82	2,622.82

July 25, 2020	1,000.00	1,842.73	2,842.73

July 25, 2021	1,000.00	2,080.42	3,080.42

July 25, 2022	1,000.00	2,337.98	3,337.98

July 25, 2023	1,000.00	2,617.07	3,617.07

July 25, 2024	1,000.00	2,920.36	3,920.36

July 25, 2025	1,000.00	3,248.14	4,248.14

July 25, 2026	1,000.00	3,603.34	4,603.34

July 25, 2027	1,000.00	3,988.23	4,988.23

July 25, 2028	1,000.00	4,406.48	5,406.48

July 25, 2029	1,000.00	4,858.53	5,858.53

July 25, 2030	1,000.00	5,348.37	6,348.37

July 25, 2031	1,000.00	5,879.17	6,879.17

July 25, 2032	1,000.00	6,455.97	7,455.97

July 25, 2033	1,000.00	7,079.38	8,079.38

July 25, 2034	1,000.00	7,754.91	8,754.91

July 25, 2035	1,000.00	8,486.92	9,486.92

Purchase of Debentures by Us at the Option of Holder

      Unless a successful remarketing occurs on any of the remarketing reset event dates, which occur on July 25, 2007, 2011, 2015, 2019, 2023, 2027 or 2031, you have the right to require us to purchase all or a portion of your debentures on such date, referred to as a purchase date, if the debentures are not convertible into our common stock on such date. We will be required to purchase for cash, at a purchase price equal to 100% of the accreted principal amount thereof on the applicable purchase date plus accrued and unpaid interest, if any, to, but excluding, such purchase date, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. In addition, if a remarketing does not occur because we give notice of redemption, then holders may require us to purchase all or a portion of their debentures. We may also add additional dates on which you may require us to purchase all or a portion of your debentures. However, we cannot assure you that we will add any purchase dates.

      You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date.

      We will be required to give notice on a date not less than 21 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their debentures.

      To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the purchase date. Your purchase notice electing to require us to purchase your debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture.

      You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:

•	the number of withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your purchase notice.

      Payment of the purchase price for a debenture for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in New York, New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, on and after the purchase date:

•	the debenture will cease to be outstanding;

•	interest, contingent interest and principal accretion on the debenture will cease to accrue; and

•	all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the debenture.

      Our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors Relating to the Debentures” under the heading “We may not have the ability to purchase debentures at the option of the holders or upon a change in control or to raise the funds necessary to finance the purchases.” We may be unable to purchase the debentures in the event you elect to require us to purchase your debentures as set forth above. If you elect to require us to purchase your debentures as set forth above, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances. If you elect to require us to purchase your debentures as set forth above at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Change in Control Permits Purchase of Debentures by Us at the Option of the Holder

      If a change in control occurs before July 25, 2035, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures. We will purchase the debentures at a price equal to 100% of the accreted principal amount of the debentures to be purchased plus any accrued and unpaid interest to, but excluding, the change in control purchase date, unless such change in control purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. We will be required to purchase the debentures as of the date that is not less than 20 nor more than 35 business days after the occurrence of such change in control, which we refer to as a change in control purchase date.

      Under the indenture, a change in control of SLM is deemed to have occurred at such time as:

•	any person, including its affiliates and associates, other than SLM, its subsidiaries or their employee benefit plans, files a Schedule 13D or TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions; or

•	there shall be consummated any consolidation or merger of SLM pursuant to which our common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of SLM in which the holders of the shares of our common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.

      Within ten business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the number of debentures to be purchased; and

•	that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.

      You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:

•	the number of the withdrawn debentures;

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the number, if any, of debentures that remain subject to your change in control purchase notice.

      A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the later of the change in control purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debentures on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

      This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

      The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of SLM. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of SLM by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

      Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.

      We could, in the future, enter into a number of transactions, including recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness. No debentures may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures.

      We may be unable to purchase the debentures in the event of a change in control. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the debentures under certain circumstances, or expressly prohibit our purchase of the debentures upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If a change in control occurs at a time when we are prohibited from purchasing debentures, we could seek the consent of our lenders to purchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the debentures. Our failure to purchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Covenants

      In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the capital stock of our wholly owned subsidiary, Student Loan Marketing Association, unless we also secure the debentures on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may grant liens on that stock without securing the debentures if our board of directors determines that the liens do not materially detract from or interfere with the fair market value or control of that stock.

      Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Student Loan Marketing Association.

      The indenture also does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation or, except as noted above, grant liens on our assets; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

      The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Consolidation, Merger, Sale or Conveyance

      The indenture generally permits us to consolidate or merge with or be merged into another entity. It also permits us to sell or transfer all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if it is not us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debentures and performance of obligations under the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the transactions comply with these conditions.

      If we consolidate or merge with or merge into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debentures.

Events of Default; Waiver and Notice

      The indenture defines an event of default as one or more of the following:

1.	default in payment of the accreted principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture when such payment becomes due and payable;

2.	default for 30 days in payment of any interest (including contingent interest and liquidated damages, if any) on the debentures;

3.	failure by SLM to comply with any of its other agreements in the debentures or the indenture upon receipt by SLM of written notice of such default by the trustee or by holders of not less than 25% in aggregate original principal amount of the debentures then outstanding and SLM’s failure to cure (or obtain a waiver of) such default within 60 days after receipt by SLM of such notice; and

4.	events of bankruptcy, insolvency or reorganization of SLM.

      If an event of default, other than an event of default described in clause (4) above, happens and is continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the debentures then outstanding may declare the accreted principal amount of the debentures as of the date of such declaration plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) through the date of such declaration to be immediately due and payable. If an event of default described in clause (4) above occurs, the accreted principal amount of the debentures as of the date on which such event occurs plus any accrued and unpaid interest (including contingent interest and liquidated damages, if any) through the date on which such event occurs shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or the holders of the debentures. After acceleration, the holders of a majority in aggregate original principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

      Prior to the declaration of the acceleration of the debentures, the holders of a majority in aggregate original principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in paragraphs (1) or (2) above, a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures or a default that constitutes a failure to convert any debentures into shares of common stock. Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate original principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

1.	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

2.	the holders of a least 25% in aggregate original principal amount of the debentures have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding;

3.	such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

4.	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate original principal amount of the debentures within 60 days after the original request.

      Holders may, however, sue to enforce the payment of the accreted principal amount, accrued and unpaid interest (including contingent interest and liquidated damages, if any), redemption price, purchase price or change in control purchase price with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in (1) through (3) above.

      We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification of the Indenture

      We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

•	to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture; and

•	to provide any additional events of default;

provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.

      With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate original principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

•	change the maturity of any payment of principal of or any installment of interest on any debenture (including the payment of contingent interest, if any), or

•	reduce the original principal amount or accreted principal amount thereof, or

•	alter the manner or rate of accretion of principal or the manner or rate of accrual of interest (including contingent interest and liquidated damages), or

•	change any place of payment where, or the coin or currency in which, any debenture or interest (including the payment of contingent interest or liquidated damages, if any) thereon is payable, or

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repurchase, on or after the redemption date or the purchase date, as the case may be), or

•	adversely affect the conversion, remarketing or repurchase provisions in the indenture, or

•	reduce the quorum or voting requirements under the indenture, or

•	reduce the percentage in original principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture, or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.

Governing Law

      The indenture and the debentures are governed by and will be construed in accordance with the laws of the State of New York.

Book-Entry System

      The debentures are represented by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and has been registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form. Upon the issuance of a global security, DTC credits on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

      So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

      If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 original principal amount and integral multiples thereof, unless otherwise specified by us.

Trustee

      JPMorgan Chase Bank is the trustee under the indenture. JPMorgan Chase Bank is an affiliate of one of the initial purchasers and has engaged and may engage in commercial and investment banking transactions with us.

Registration Rights

      When we issued the debentures, we entered into a registration rights agreement with the initial purchasers. As required under that agreement, we have filed with the SEC at our expense a shelf registration statement of which this prospectus forms a part, covering the resale of the debentures and the shares of our common stock issuable upon conversion of the debentures. As required under that agreement, we also have agreed to use reasonable efforts to keep the shelf registration statement effective until the earlier of (1) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder, and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision, subject to permitted exceptions.

      We may suspend the use of this prospectus under a number of circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period will not exceed an aggregate of 90 days for all periods in any 12-month period.

      In the registration rights agreement we agreed to pay predetermined liquidated damages as described in this prospectus to holders of transfer restricted debentures, if the shelf registration statement was not timely filed or declared effective, or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages would accrue until such failure to file or become effective or unavailability is cured on the debentures at an annual rate equal to 0.25% for the first 90-day period after the occurrence of such event and 0.5% thereafter of the aggregate original principal amount of the debentures outstanding.

      So long as the failure to become effective or unavailability continues, we will pay liquidated damages in cash on each interest payment date for the debentures to the holder of record on the record date immediately preceding the applicable interest payment date. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

      A holder who sells debentures or shares of our common stock issued upon conversion of the debentures pursuant to the shelf registration statement generally will be required to:

•	be named as a selling securityholder in the related prospectus,

•	deliver a prospectus to purchasers and

•	be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.

      Under the registration rights agreement we will:

•	provide copies of such prospectus to each holder that has notified us of its acquisition of debentures or shares of our common stock issued upon conversion of the debentures,

•	notify each such holder when the shelf registration statement has become effective and

•	take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of our common stock issued upon conversion of the debentures.

      In order to be named as a selling securityholder, holders must complete and deliver to us the questionnaire, attached to the offering memorandum dated May 14, 2003 under which the debentures were originally offered and sold. Upon receipt of a completed questionnaire, together with such other information as we may reasonably request from a holder, we will, within ten business days, file such amendments to the shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of debentures or shares of our common stock issuable upon conversion of the debentures, subject to our right to suspend the use of the prospectus as described above. We will pay the predetermined liquidated damages described above to the holder if we fail to file the amendments or supplements, as required, in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing. Any holder that does not complete and deliver a questionnaire or provide such other information as reasonably requested by us will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the debentures or shares of our common stock issuable upon conversion of the debentures pursuant to the shelf registration statement.

      In no event may the method of distribution of the debentures or shares of our common stock take the form of an underwritten offering without our prior agreement.

      The summary of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, filed as an exhibit to the shelf registration statement of which this prospectus forms a part.

DESCRIPTION OF OUR CAPITAL STOCK

      Our authorized capital stock consists of 1,125,000,000 shares of common stock, $0.20 par value per share, and 20,000,000 shares of preferred stock, series A, $0.20 par value per share.

Common Stock

      As of October 31, 2003, there were 450,826,138 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that stockholders are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably those dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, our dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock, and all shares of common stock to be issued upon the conversion of the debentures are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “SLM.”

      On May 15, 2003 our stockholders approved a proposal to increase the number of authorized shares of our common stock from 375,000,000 shares to 1,125,000,000 shares. In May 2003, the Board of Directors approved a three-for-one split of our stock to be effected in the form of a stock dividend. The additional shares of stock were distributed on June 20, 2003, to all shareholders of record on June 6, 2003.

Preferred Stock

      As of October 31, 2003, there were 3,300,000 shares of 6.97% cumulative redeemable preferred stock, series A, outstanding. The shares do not have any maturity date but are subject to our option, beginning November 16, 2009, to redeem the shares at any time, in whole or in part, at the redemption price of $50 per share plus accrued and unpaid dividends up to the redemption date. The shares have no preemptive or conversion rights. The shares are described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999 and which is incorporated by reference into this prospectus.

      Dividends on the shares of the series A preferred stock are not mandatory. Holders of the series A preferred stock will be entitled to receive cumulative, quarterly cash dividends at the annual rate of $3.485 per share, when, as, and if declared by our board of directors. For each of the years ended December 31, 2002, 2001, and 2000, we paid dividends on the series A preferred stock of $11.5 million.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the debentures and our common stock into which the debentures may be converted.

      This discussion applies only to holders that:

•	purchased the debentures at initial issuance for their “issue price” (as defined below); and

•	hold the debentures and our common stock as capital assets.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark to market treatment;

•	mutual funds or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities classified as partnerships for U.S. federal tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for federal income tax purposes, or as part of some other integrated investment;

•	former citizens or residents of the United States;

•	persons subject to the alternative minimum tax;

•	retirement plans or other tax-exempt entities, or persons holding debentures in tax-deferred or tax-advantaged accounts.

      This summary also does not address:

•	the tax consequences to shareholders, partners or other equity holders in, or beneficiaries of, a holder;

•	the U.S. federal estate and gift tax consequences of the purchase, ownership or disposition of debentures or common stock; and

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of debentures or common stock.

      This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings, decisions and administrative pronouncements currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

      The debentures will be treated for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”). Under the indenture governing the debentures, we will agree, and by acceptance of a beneficial interest in a debenture, each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness that is subject to the contingent debt regulations for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent debt regulations to the debentures, including our determination of the “projected payment schedule” (as described below) and the rate at which original issue discount income will accrue on the debentures for U.S. federal income tax purposes (which rate we refer to as the “comparable yield” of the debentures). Recently, the Internal Revenue Service (which we refer to as the IRS) issued Revenue Ruling 2002-31 and Notice 2002-36, which described instruments that are similar, although not identical, to the debentures, addressed the U.S. federal income tax treatment of these instruments, and concluded that the instruments were subject to the contingent debt regulations. In addition, the IRS also clarified various aspects of the federal income tax treatment of the instruments described in Revenue Ruling 2002-31. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the debentures, is uncertain. In addition, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures for U.S. federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign tax jurisdiction. The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent debt regulations as described above.

Tax Consequences to U.S. Holders

      For purposes of this summary, the term “U.S. holder” means a beneficial owner of a debenture or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (or the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

      An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

     Interest Accruals on the Debentures

      Under the contingent debt regulations, a U.S. holder will be required to accrue original issue discount, taxable as ordinary income, on the debentures on a constant yield basis at an assumed yield (referred to as the “comparable yield”), regardless of whether the U.S. holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. Thus, for U.S. federal income tax purposes, U.S. holders will be required to include original issue discount income in each year prior to maturity at the comparable yield, even if no interest payment is actually received in that year.

      The comparable yield for the debentures is determined at the time of issuance of the debentures and is based on the yield at which we could issue a nonconvertible fixed-rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. The proper comparable yield for the debentures is unclear. We intend to treat the comparable yield for the debentures as 5.625%, compounded quarterly. The comparable yield is determined solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual yield on the debentures, or the value at any time of the common stock into which the debentures may be converted. A U.S. holder is required under the contingent debt regulations to use the comparable yield established by the issuer unless the U.S. holder timely discloses and justifies the use of a different comparable yield to the IRS. However, as mentioned above, each holder of a debenture will be deemed to have agreed under the terms of the indenture to be bound by our determination of the comparable yield for the debentures.

      Under the contingent debt regulations, the amount of original issue discount income that a U.S. holder must accrue for U.S. federal income tax purposes in each accrual period prior to and including the maturity date of the debentures is an amount that equals:

(1) the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield of the debentures, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

      A debenture’s issue price is the first price to the public at which a substantial amount of the debentures is sold, excluding sales to bond houses, brokers or similar persons, or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any “projected payments” described on the projected payment schedule (which is described below) previously made with respect to the debentures.

      The contingent debt regulations require us to construct a “projected payment schedule” for the debentures, which is used solely for U.S. federal income tax purposes. The projected payment schedule reflects an estimate of the regular and contingent interest payments on the debentures, including the fair market value of any common stock that would be received by a holder upon conversion (which is treated as a contingent payment). These estimates are adjusted to produce a yield to maturity that equals the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting SLM Corporation, 11600 Sallie Mae Drive, Reston, Virginia 20193, Attention: Vice President Finance.

      The projected payment schedule is constructed solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual amounts that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted. A U.S. holder is required under the contingent debt regulations to use the projected payment schedule established by the issuer to determine the original issue discount accruals and adjustments in respect of a debenture, unless the U.S. holder timely discloses and justifies the use of a different projected payment schedule to the IRS. However, as mentioned above, each holder of a debenture will be deemed to have agreed under the terms of the indenture to be bound by our determination of the projected payment schedule for the debentures.

      In addition to the original issue discount accruals discussed above, a U.S. holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a debenture for a taxable year. For this purpose, the actual payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a U.S. holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the U.S. holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of original issue discount income in respect of the debenture that a U.S. holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous original issue discount income inclusions under the debenture over (B) the total amount of the U.S. holder’s net negative adjustment treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two-percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange, conversion or retirement of the debentures.

     Sale, Exchange, Conversion or Retirement of the Debentures

      Upon a sale, exchange, conversion or retirement of a debenture for cash or our common stock, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, conversion or retirement (including the fair market value of our common stock received, if any) and the U.S. holder’s adjusted tax basis in the debenture. A U.S. holder’s adjusted tax basis in a debenture will generally be equal to the U.S. holder’s purchase price for the debenture increased by any original issue discount income previously accrued by the U.S. holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the debenture to the U.S. holder. A U.S. holder generally will treat any gain as original issue discount income and any loss as ordinary loss to the extent of the excess of previous original issue discount inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. holder who claims a loss in respect of a debenture in an amount (or amounts) that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury regulations applicable to “reportable transactions.”

      A U.S. holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

     Constructive Dividends

      A U.S. holder may be deemed to have received a taxable dividend in the event that we increase the conversion rate, either in our discretion or pursuant to the anti-dilution provisions. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets will generally result in deemed dividend treatment to U.S. holders of the debentures.

      Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

     Taxation of Distributions on Common Stock

      Distributions paid on our common stock received upon a conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received or accrued, in accordance with such U.S. holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain.

     Sale or Other Disposition of Common Stock

      Gain or loss realized by a U.S. holder on the sale or disposition of our common stock received upon a conversion of a debenture will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder held the common stock for more than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A U.S. holder who sells the stock at a loss that meets the thresholds under Treasury regulations applicable to “reportable transactions” may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “non-U.S. holder” means a beneficial owner of a debenture that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	an estate whose income is not subject to U.S. federal income tax on a net income basis, or

•	a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

     Debentures

      All payments on the debentures made to a non-U.S. holder, and any gain realized on a sale or exchange, conversion or retirement, of the debentures, will be exempt from U.S. federal income and withholding tax, provided that: (i) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest, (ii) the certification requirement described below has been fulfilled with respect to the non-U.S. holder, (iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States and (iv) in the case of gain realized on the sale, exchange, conversion or retirement of the debentures, we are not, and have not been within the shorter of the five year period preceding such sale, exchange, conversion, or retirement and the period the non-U.S. holder held the debentures, a “U.S. real property holding corporation.” We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, if a non-U.S. holder were deemed to have received a constructive dividend (see “Tax Consequences to U.S. Holders — Constructive Dividends” above), the non-U.S. holder generally will be subject to U.S. withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of the dividend. A non-U.S. holder that is subject to withholding tax under such circumstances should consult its tax adviser as to whether a refund is available for all or a portion of the withholding tax.

      The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name an address.

      If a non-U.S. holder of a debenture is engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the debentures, including the possible imposition of a 30% branch profits tax.

     Common Stock

      Dividends paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A non-U.S. holder that is subject to withholding tax under these circumstances should consult its tax adviser as to whether a refund is available for all or a portion of the withholding tax.

      If a non-U.S. holder of common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above), except that the non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisers with respect to other tax consequences of the ownership of the common stock, including the possible imposition of a 30% branch profits tax.

      A non-U.S. holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless:

•	the gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States;

•	in the case of a non-U.S. holder who is a nonresident alien individual, the individual is present in the United States for 183 more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the non-U.S. holder held the common stock.

      We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

      If a non-U.S. holder of common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. holder (see “Tax Consequences to U.S. Holders” above). Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profit tax.

Backup Withholding and Information Reporting

      Information returns may be filed with the IRS in connection with payments on the debentures, common stock and the proceeds from a sale or other disposition of the debentures or common stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on certain payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

      The debentures originally were issued by us and sold to J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as the initial purchasers, on May 20, 2003. The initial purchasers sold the debentures in transactions not requiring registration under the Securities Act, including sales pursuant to Rule 144A under the Securities Act, to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the debentures and the common stock into which the debentures are convertible under this prospectus. The selling securityholders may offer all, some or none of the debentures and the common stock.

      The table below sets forth the name of each selling securityholder, the principal amounts of debentures that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the debentures are convertible. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to the date of this prospectus. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

      For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

		Number of Shares
		of Common Stock	Principal	Number of
	Principal	Beneficially	Amount of	Shares of
	Amount	Owned Upon	Debentures	Common Stock
	of Debentures	Conversion of the	Beneficially	Beneficially
	Beneficially	Debentures That	Owned After	Owned After
	Owned That	May Be	Completion of	Completion of
Name of Selling Securityholder(1)	May Be Offered	Offered(2)(3)	the Offering(4)	the Offering(4)

ADI Alternative Investments c/o Kallista Master Fund	$10,500,000	278,513

AIG DKR SoundShore Oasis Holding Fund Ltd.	$25,000,000	663,127

AIG DKR SoundShore Opportunity Holding Fund Ltd.	$3,000,000	79,575

Argent LowLev Convertible Arbitrage Fund Ltd.	$24,500,000	649,864

Aviva Life Insurance Co.	$1,500,000	39,787

Bear, Stearns & Co. Inc.	$37,500,000	994,691

Black Diamond Convertible Offshore LDC	$5,536,000	146,842

Black Diamond Offshore Ltd.	$3,077,000	81,617

CGNU Life Fund	$2,400,000	63,660

Citigroup Global Markets Inc.	$82,500,000	2,188,320

CNH CA Master Account, L.P.	$1,000,000	26,525

The Coast Fund, L.P.	$5,000,000	132,625

Commercial Union Life Fund	$3,000,000	79,575

CQS Convertible & Quantitative Strategies Master Fund Limited	$15,000,000	397,876

Davidson Kempner Institutional Partners	$9,435,000	250,264

Davidson Kempner International Limited	$10,190,000	270,290

Davidson Kempner Partners	$4,945,000	131,166

Deutsche Bank AG London	$26,700,000	708,220

Double Black Diamond Offshore LDC	$15,823,000	419,706

		Number of Shares
		of Common Stock	Principal	Number of
	Principal	Beneficially	Amount of	Shares of
	Amount	Owned Upon	Debentures	Common Stock
	of Debentures	Conversion of the	Beneficially	Beneficially
	Beneficially	Debentures That	Owned After	Owned After
	Owned That	May Be	Completion of	Completion of
Name of Selling Securityholder(1)	May Be Offered	Offered(2)(3)	the Offering(4)	the Offering(4)

Fore Convertible Master Fund Ltd.	$12,000,000	318,301

Gaia Offshore Master Fund Ltd.	$6,400,000	169,760

Guggenheim Portfolio Company VII, LLC	$4,000,000	106,100

KBC Financial Products [Cayman Islands] Ltd	$25,500,000	676,390

Laurel Ridge Capital, LP	$10,000,000	265,251

Lehman Brothers Inc.	$26,000,000	689,652

Lyxor/Gaia II Fund Ltd.	$1,800,000	47,745

Man Mac 1 Limited	$4,000,000	106,100

M.H. Davidson & Co.	$430,000	11,405

Nisswa Master Fund Ltd.	$2,000,000	53,050

Norwich Union Life and Pensions	$4,500,000	119,362

Polygon Global Opportunities Master Fund	$25,000,000	663,127

President & Fellows of Harvard College	$25,000,000	663,127

Privelege Portfolio Sicav	$1,900,000	50,397

Quest Global Convertible Master Fund, Ltd.	$2,000,000	53,050

SAM Investments, LDC	$125,000,000	3,315,637

Shepherd Investments International, Ltd.	$25,000,000	663,127

Silverback Master LTD	$50,000,000	1,326,255

Stark International	$25,000,000	663,127

Susquehanna Capital Group	$43,000,000	1,140,579

Swiss Re Financial Products Corporation	$45,000,000	1,193,629

TD Securities (USA), Inc.	$58,000,000	1,538,455

Tempo Master Fund LP	$10,000,000	265,251

Topanga XI	$1,800,000	47,745

Tribeca Investments LTD	$25,000,000	663,127

Wachovia Bank National Association	$22,500,000	596,814

Waterstone Market Neutral Fund, LP	$848,000	22,493

Waterstone Market Neutral Offshore Fund, Ltd.	$3,652,000	96,869

White River Securities L.L.C.	$37,500,000	994,691

Worldwide Transactions Ltd.	$564,000	14,960

Any other beneficial owner or future transferee, pledgee, donee or successor of or from any such beneficial owner (5)(6)	$1,100,500,000	29,190,872

Total	$2,000,000,000	53,050,200

(1)	Also includes any sale of the debentures and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders.

(2)	Assumes conversion of all of the selling securityholder’s debentures at the maximum conversion rate of 26.5251 shares per debenture and a cash payment in lieu of the issuance of any fractional share interest. However, this maximum conversion rate is subject to anti-dilution adjustments as described under “Description of the Debentures — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3)	Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the debentures.

(4)	Because the selling securityholders may offer all or some portion of the debentures or the common stock into which the debentures are convertible, we cannot estimate the amount of debentures or common stock to be offered by the securityholders or that may be held by the selling securityholders upon the completion of any sales. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(5)	This amount represents debentures held by selling securityholders who have not yet submitted to us their selling securityholder questionnaires. Information regarding such securityholders will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part before such selling securityholders offer any debentures or common stock issuable upon conversion of the debentures pursuant to this prospectus. The only securities that may be included in the registration statement of which this prospectus is a part are the debentures issued on May 20, 2003 and the common stock issued or issuable upon conversion of the debentures.

(6)	Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures.

      None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us, any of our predecessors or any of our affiliates.

      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their debentures or underlying common stock in the ordinary course of business and, at the time of the purchase of the debentures or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying common stock. To the extent that we become aware that such entities did not acquire their debentures or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      Only selling securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Information about other selling securityholders will be set forth in a post-effective amendment to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

      The debentures and the underlying common stock are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures and common stock. We will bear the fees and expenses incurred in connection with our obligation to register the debentures and the underlying common stock. These fees and expenses include, without limitation, registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel, reasonable fees and disbursements of the trustee and its counsel and of the registrar and transfer agent for the common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

      The selling securityholders may offer and sell the debentures and the common stock into which the debentures are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

      In connection with the sales of the debentures and the common stock into which the debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the debentures and the common stock into which the debentures are convertible to close out such short positions, or loan or pledge the debentures and the common stock into which the debentures are convertible to broker-dealers that in turn may sell such securities.

      If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any debentures and the common stock into which the debentures are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the debentures and the common stock into which the debentures are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of debentures and the common stock into which the debentures are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the debentures and the common stock into which the debentures are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debentures and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the debentures or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell debentures or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the debentures or the underlying common stock by other means not described in this prospectus. Any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the debentures and the common stock into which the debentures are convertible may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the debentures or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock into which the debentures are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock into which the debentures are convertible to engage in market-making activities with respect to the particular debentures and the common stock into which the debentures are convertible being distributed. All of the above may affect the marketability of the debentures and the common stock into which the debentures are convertible and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock into which the debentures are convertible.

      Under the securities laws of certain states, the debentures and the common stock into which the debentures are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the common stock into which the debentures are convertible may not be sold unless the debentures and the common stock into which the debentures are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

      We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

      We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed an aggregate of 90 days for all periods in any 12-month period. If the duration of such suspension exceeds the above-mentioned period, we have agreed to pay liquidated damages. Please refer to the section entitled “Description of Debentures—Registration Rights.”

LEGAL MATTERS

      Legal matters regarding the debentures have been passed upon for us by Marianne M. Keler, our general counsel, and by Cadwalader, Wickersham & Taft LLP. The validity of the debentures have been passed upon for the initial purchasers by Shearman & Sterling LLP. Ms. Keler owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans.

EXPERTS

      The financial statements for the fiscal years ended December 31, 2001 and 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. On May 7, 2002, our board of directors decided no longer to engage Arthur Andersen LLP as our independent accountants. Arthur Andersen LLP has ceased operations in the United States. We have retained PricewaterhouseCoopers LLP as our independent public accountants.

      We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their report in this prospectus. Therefore, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act and your right of recovery under that section for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP and incorporated by reference or any omissions to state a material fact required to be stated therein may be limited.

      The consolidated financial statements as of and for the fiscal year ended December 31, 2002 (other than the interim financial information contained in any Form 10-Q Report incorporated by reference in this prospectus) incorporated by reference into this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report thereto, and are incorporated by reference herein in reliance upon the report of said firm given as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth all expenses payable by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Registration Fee	$161,800

Printing Expenses	$150,000	*

Legal Fees and Expenses	$190,000	*

Accounting Fees and Expenses	$20,000	*

Blue Sky Fees and Expenses	$10,000	*

Trustee, Transfer Agent and Registrar Fees and Expenses	$20,000	*

Rating Agency Fees and Expenses	$250,000	*

Miscellaneous	$25,000	*

Total	$826,800

*  estimated.

Item 15.     Indemnification of Officers and Directors

      Article VIII of SLM Corporation’s By-Laws provides for indemnification of the officers and directors of SLM Corporation to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

      The directors and officers of SLM Corporation and its subsidiaries are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Item 16.     Exhibits

      The following exhibits are filed herewith or incorporated by reference:

Exhibit
No.	Description of Document

**4.1	Indenture, dated as of May 20, 2003, between the registrant and JPMorgan Chase Bank, as trustee, relating to the Floating Rate Convertible Senior Debentures due 2035.
4.2	Form of Floating Rate Convertible Senior Debenture due 2035 (attached to Exhibit 4.1).

Exhibit
No.	Description of Document

*4.3	Registration Rights Agreement, dated as of May 20, 2003, among the registrant and J.P. Morgan Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, relating to the Floating Rate Convertible Senior Debentures due 2035.
4.4	Amended and Restated Certificate of Incorporation of SLM Corporation, as amended by the first, second and third amendments thereto (incorporated by reference to Exhibit 4.4 of the registrant’s pre-effective amendment no. 1 to registration statement on Form S-3/A (File No. 333-107132)).
4.5	Bylaws of SLM Corporation (incorporated by reference to Exhibit 3.2 of the registrant’s annual report on Form 10-K for the period ended December 31, 2000 (File No. 1-13251)).
*5.1	Opinion of Marianne M. Keler, Esq.
**8.1	Opinion of Cadwalader, Wickersham & Taft LLP as to material U.S. federal income tax considerations.
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Marianne M. Keler, Esq. (included in Exhibit 5.1).
*23.2	Consent of PricewaterhouseCoopers LLC, as independent accountants.
23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1).
*25.1	Statement of Eligibility of Trustee on Form T-1 of JPMorgan Chase Bank.

*	Previously filed with this registration statement.

**	Filed herewith.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section (15) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, SLM Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, State of Virginia, on November 5, 2003.

SLM CORPORATION

/s/ ALBERT L. LORD*

By: Albert L. Lord
Its: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD A. FOX* Edward A. Fox	Chairman of the Board of Directors	November 5, 2003

/s/ ALBERT L. LORD* Albert L. Lord	Vice Chairman and Chief Executive Officer (principal executive officer and director)	November 5, 2003

/s/ JOHN F. REMONDI* John F. Remondi	Executive Vice President, Finance (principal financial officer)	November 5, 2003

/s/ C.E. ANDREWS* C.E. Andrews	Executive Vice President, Accounting and Risk Management (principal accounting officer)	November 5, 2003

/s/ CHARLES L. DALEY* Charles L. Daley	Director	November 5, 2003

/s/ WILLIAM M. DIEFENDERFER III* William M. Diefenderfer III	Director	November 5, 2003

/s/ THOMAS J. FITZPATRICK* Thomas J. Fitzpatrick	Director	November 5, 2003

/s/ DIANE SUITT GILLELAND* Diane Suitt Gilleland	Director	November 5, 2003

/s/ EARL A. GOODE* Earl A. Goode	Director	November 5, 2003

/s/ ANN TORRE GRANT* Ann Torre Grant	Director	November 5, 2003

/s/ RONALD F. HUNT* Ronald F. Hunt	Director	November 5, 2003

/s/ BENJAMIN J. LAMBERT, III* Benjamin J. Lambert, III	Director	November 5, 2003

Signature		Title	Date

/s/ BARRY A. MUNITZ* Barry A. Munitz		Director	November 5, 2003

/s/ A. ALEXANDER PORTER, JR.* A. Alexander Porter, Jr.		Director	November 5, 2003

/s/ WOLFGANG SCHOELLKOPF* Wolfgang Schoellkopf		Director	November 5, 2003

/s/ STEVEN L. SHAPIRO* Steven L. Shapiro		Director	November 5, 2003

/s/ BARRY LAWSON WILLIAMS* Barry Lawson Williams		Director	November 5, 2003

*By:	/s/ JOHN F. REMONDI John F. Remondi Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description of Document

**4.1	Indenture, dated as of May 20, 2003, between the Registrant and JPMorgan Chase Bank, as trustee, relating to the Floating Rate Convertible Senior Debentures due 2035.
4.2	Form of Floating Rate Convertible Senior Debenture due 2035 (attached to Exhibit 4.1).
*4.3	Registration Rights Agreement, dated as of May 20, 2003, among the registrant and J.P. Morgan Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, relating to the Floating Rate Convertible Senior Debentures due 2035.
4.4	Amended and Restated Certificate of Incorporation of SLM Corporation, as amended by the first, second and third amendments thereto (incorporated by reference to Exhibit 4.4 of the registrant’s pre-effective amendment no. 1 to registration statement on Form S-3/A (File No. 333-107132)).
4.5	Bylaws of SLM Corporation (incorporated by reference to Exhibit 3.2 of the registrant’s annual report on Form 10-K for the period ended December 31, 2000 (File No. 1-13251)).
*5.1	Opinion of Marianne M. Keler, Esq.
**8.1	Opinion of Cadwalader, Wickersham & Taft LLP as to material U.S. federal income tax considerations.
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Marianne M. Keler, Esq. (included in Exhibit 5.1).
*23.2	Consent of PricewaterhouseCoopers LLC, as independent accountants.
23.3	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1).
*25.1	Statement of Eligibility of Trustee on Form T-1 of JPMorgan Chase Bank.

*	Previously filed with this registration statement.

**	Filed herewith.